Exhibit 3.1

AMENDMENTS TO THE

AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

BLUE OCEAN ACQUISITION CORP

(the “Company”)

RESOLVED, as a special resolution that:

Article 49.7 of the Company’s Amended and Restated Memorandum and Articles of Association be deleted in its entirety and replaced with the following new Article 49.7:

49.7	In the event that the Company does not consummate a Business Combination by June 7, 2024, or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)	cease all operations except for the purpose of winding up;

(b)	as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)	as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve,

subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law. Notwithstanding the foregoing or any other provision of the Articles, without approval of the Members, the Directors may, if requested by the Sponsor and upon five days advance notice prior to the applicable deadline, extend the period of time to consummate a Business Combination by up to six times, each by an additional one month (each, a “Paid Extension Period”), subject to the Sponsor, or its Affiliates or permitted designees, depositing in proceeds into the trust account on or prior to the date of the applicable deadline, the lesser of (a) an aggregate of US$30,000 or (b) US$0.035 per Public Share that remains outstanding and is not redeemed prior to any such one-month extension.